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                                                                    EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of PIMCO Advisors Holdings L.P. on Form S-3 related to the public offer and sale of up to 90,154 units of limited partner interest in PIMCO Advisors Holdings L.P. of our report dated February 2, 1996, relating to the consolidated financial statements of PIMCO Advisors L.P. and subsidiaries as of December 31, 1995 and for each of the two years in the period then ended appearing in the Prospectus constituting part of Registration Statement No. 333-39585 on Form S-1 of PIMCO Advisors Holdings L.P. (formerly Oppenheimer Capital L.P.).

We also consent to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP

Costa Mesa, California
February 27, 1998